UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              GUIDANT CORPORATION
             (Exact name of registrant as specified in its charter)

                 Indiana                                  35-1931722
 (State of incorporation or organization)              (I.R.S. Employer
                                                     Identification no.)

     111 Monument Circle, Suite 2900
          Indianapolis, Indiana                           46204-5129
 (Address of principal executive offices)                 (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class                 Name of each exchange on which
             to be so registered                 each class is to be registered
             -------------------                 ------------------------------

       Preferred Share Purchase Rights              New York Stock Exchange
         pursuant to Rights Agreement

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

 Securities Act registration statement file number to which this form relates:
                                Not Applicable.

       Securities to be registered pursuant to Section 12(g) of the Act:
                                     None.

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On January 25, 2006, Boston Scientific Corporation and Guidant Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for a business combination whereby Galaxy Merger Sub, Inc. ("Merger Sub"), an Indiana corporation and a wholly owned subsidiary of Boston Scientific, will merge with and into Guidant (the "Merger").

         On the same day, Guidant Corporation ("Guidant") entered into the Second Amendment (the "Second Amendment"), effective as of January 25, 2006, to its Rights Agreement, dated as of December 15, 2004 and amended effective as of November 14, 2005 (the "Rights Agreement"), with Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) as rights agent. The Second Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement, the Merger and the other transactions contemplated thereby.

Item 2.  EXHIBITS
         --------

1. Rights Agreement, dated as of December 15, 2004, between Guidant Corporation and EquiServe Trust Company, N.A., including the Form of Amendment to the Articles of Incorporation of Guidant Corporation, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed December 20, 2004).

2. First Amendment, effective as of November 14, 2005, to Rights Agreement, dated as of December 15, 2004, between Guidant Corporation and EquiServe Trust Company, N.A. (incorporated by reference to
         Exhibit 4.1 to the Current Report on Form 8-K filed November 17,
         2005).

3. Second Amendment, effective as of January 25, 2006, to Rights Agreement, dated as of December 15, 2004 and amended effective as of November 14, 2005, between Guidant Corporation and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed January 27, 2006).

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: January 27, 2006                 By:  /s/ Keith E. Brauer
                                             -------------------------------
                                        Name:  Keith E. Brauer
                                        Title: Vice President, Finance and
                                               Chief Financial Officer

                                 EXHIBIT INDEX

1. Rights Agreement, dated as of December 15, 2004, between Guidant Corporation and EquiServe Trust Company, N.A., including the Form of Amendment to the Articles of Incorporation of Guidant Corporation, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed December 20, 2004).

2. First Amendment, effective as of November 14, 2005, to the Rights Agreement, dated as of December 15, 2004, between Guidant Corporation and EquiServe Trust Company, N.A. (incorporated by reference to
         Exhibit 4.1 to the Current Report on Form 8-K filed November 17,
         2005).

3. Second Amendment, effective as of January 25, 2006, to Rights Agreement, dated as of December 15, 2004 and amended effective as of November 14, 2005, between Guidant Corporation and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed January 27, 2006).